Exhibit 99.1

July 28, 2022

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

SECOND QUARTER 2022 RESULTS

SAN JOSE, CA – California Water Service Group (NYSE: CWT) ( “Group”) today announced net income attributable to Group of $19.5 million or $0.36 earnings per diluted common share for the second quarter of 2022, compared to net income attributable to Group of $38.2 million or $0.75 earnings per diluted common share for the second quarter of 2021.

The $18.7 million decrease in net income attributable to Group was primarily due to a reduction of $15.2 million in accrued unbilled revenue and a $6.2 million decrease in unrealized gains on non-qualified benefit plan investments. Increases of $8.7 million in other operations expense, $1.6 million in depreciation and amortization, and $1.0 million in maintenance expense also reduced net income. The decrease in net income was partially offset by general rate increases of $6.9 million, increase in operating revenue from a change in deferred revenue of $5.1 million, and gain from company owned life insurance of $2.3 million. The $5.1 million change in deferred revenue offset $4.2 million of the increase in other operations expense.

The change in accrued unbilled revenue was mostly driven by the timing of when meter reads were completed during the month of June 2022 as compared to June 2021 and a decrease in customer consumption. In the second quarter of 2022, accrued unbilled revenue added $3.8 million to revenue as compared to $19.0 million for the same period last year. Over the past ten years, annual changes in accrued unbilled revenue have typically been less than $2.0 million. We expect the difference between 2022 and 2021 annual accrued unbilled revenue to be less than $2.0 million. Changes to unrealized gains on non-qualified benefit plan investments were caused by unfavorable market conditions.

According to President and Chief Executive Officer Martin A. Kropelnicki, results were in line with company expectations. “Although we were impacted by a few factors outside of our control, I’m pleased with second quarter results for our core operations. I’d also highlight that we:

•	Completed acquisitions in California, New Mexico, and Texas and entered into an agreement to acquire a system serving 900 customers in Washington.

•	Secured nearly $2.4 million in grants to fund improvements in two of our water-stressed, disadvantaged communities.

•	Moved all California districts into Stage 2 of our Water Shortage Contingency Plan and continued to respond to worsening drought conditions.

•	Renewed our at-the-market equity program with a planned size of up to $350 million over a three-year period to help fund our capital program.

•	Continued to work toward a successful conclusion of our 2021 California cost of capital review and general rate case filing.

•	And continued to invest in our water system infrastructure, including investments designed to better prepare us for wildfire and other climate change impacts.

Given the state of the economy and the uncertain timing of the conclusion of our general rate case in California, I expect the remainder of the year to be challenging. But I know I’m working alongside a strong, dedicated team of professionals who have a track record of performing in difficult times,” Kropelnicki said.

Additional Financial Results for the second quarter of 2022

Operating revenue decreased 3.3% to $206.2 million in the second quarter of 2022, a decrease of $6.9 million as compared to $213.1 million in the second quarter of 2021. The decrease was due primarily to a $15.2 million decrease in accrued unbilled revenue which was partially offset by general rate increases of $6.9 million and an increase from a change in deferred revenue of $5.1 million.

Total operating expenses increased $8.0 million, or 4.7%, to $178.9 million in the second quarter of 2022 compared to the prior year.

Water production costs decreased $4.0 million, or 5.3%, to $70.9 million in the second quarter of 2022, primarily due to a reduction in purchased water costs.

Administrative and general expenses increased $0.9 million, or 2.9%, to $32.7 million in the second quarter of 2022, due to increases in outside legal and consulting service costs of $0.8 million.

Other operations expenses increased $8.7 million, or 42.0%, to $29.4 million in the second quarter of 2022, primarily due to a $4.2 million increase in costs associated with a change in deferred revenue, $1.2 million increase in bad debt costs, and $0.9 million increase in conservation program expenses. Changes in conservation program expenses in regulated California operations generally do not affect net income, as the company has been allowed by the California Public Utilities Commission (CPUC) to record these costs in a balancing account for future recovery.

Depreciation and amortization expense increased $1.6 million, or 5.7%, to $28.8 million in the second quarter of 2022 due to utility plant placed in service in 2021.

Income taxes decreased $0.5 million, or 26.3%, to $1.5 million in the second quarter of 2022 mostly due to a reduction in net operating income in the second quarter of 2022 as compared to the prior year.

Property and other taxes increased $0.4 million, or 5.0%, to $8.1 million in the second quarter of 2022, due primarily to an increase in our assessed property values for utility plant placed in service.

Net other income decreased $3.7 million, or 55.6%, to $2.9 million in the second quarter of 2022, due primarily to a $6.2 million decrease in unrealized gains on non-qualified benefit plan investments, which was partially offset by a $2.3 million gain on company owned life insurance and $1.1 million increase in other components of net periodic benefit credit.

Year-to-Date Results

For the six month period ended June 30, 2022, net income attributable to Group was $20.6 million or $0.38 earnings per diluted common share, compared to a net income attributable to Group of $35.2 million or $0.69 earnings per diluted common share for the six month period ended June 30, 2021.

The $14.6 million decrease in net income attributable to Group was primarily due to a reduction of $12.8 million in accrued unbilled revenue and a $9.4 million decrease in unrealized gains on non-qualified benefit plan investments. Increases of $16.7 million in other operations expense, $4.0 million in administrative and general expense, $3.2 million in depreciation and amortization, $1.6 million in maintenance expense, and $1.2 million in net interest expense also reduced net income. The decrease in net income was partially offset by general rate increases of $12.1 million, increase in operating revenue from a change in deferred revenue of $14.5 million, gain from company owned life insurance of $2.7 million, increase in other components of net periodic benefit credit of $2.1 million, decrease in income tax expense of $1.8 million, and increase in non-regulated revenue of $1.3 million. The $14.5 million change in deferred revenue offset $11.9 million of the increase in other operations expense.

The change in accrued unbilled revenue was mostly driven by the timing of when meter reads were completed during the month of June 2022 as compared to June 2021 and a decrease in customer consumption. In the first six months of 2022, accrued unbilled revenue added $6.1 million to revenue as compared to $18.9 million in the same period last year. We expect the difference between 2022 and 2021 annual accrued unbilled revenue to be less than $2.0 million. Changes to unrealized gains on benefit plan investments were caused by unfavorable market conditions.

Liquidity and Financing

The company maintained $61.7 million of cash as of June 30, 2022 and had additional short-term borrowing capacity of more than $480.0 million, subject to meeting the borrowing conditions on the company’s line of credit facilities. Aged accounts receivable past due more than 60 days increased from $15.3 million as of March 31, 2022 to $20.6 million as of June 30, 2022; however, as of July 26, 2022 Cal Water is allowed to disconnect service for nonpayment of bills.

The company invested $144.6 million in infrastructure improvements during the six month period ended June 30, 2022. For 2022, the company's capital program will be dependent in part on the timing and nature of regulatory approvals in connection with our California general rate case (GRC) filing. The company proposed to the CPUC spending $1.0 billion on new capital projects in 2022-2024. We evaluate new capital project expenditures in California in the context of the pending GRC and these may change as the case moves forward.

On July 27, 2022, the Board of Directors approved a quarterly cash dividend of $0.25 per share of common stock.

Water Revenue Adjustment Mechanism (WRAM) and Modified Cost Balancing Account (MCBA)

The under-collected net receivable balance in the WRAM and MCBA balancing account was $77.4 million as of June 30, 2022, a decrease of 2.7% or $2.2 million from the balance of $79.6 million as of March 31, 2022.

Other Information

All stockholders and interested investors are invited to listen to the 2022 second quarter conference call on July 28, 2022 at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-800-715-9871 or 1-646-307-1963 and keying in ID #1318225. Please dial in at least 15 minutes in advance of the call to ensure a timely connection. A replay of the call will be available from 11:00 a.m. PT (2:00 p.m. ET) on July 28, 2022 through September 28, 2022, at 1-800-715-9871 or 1-646-307-1963, ID #1318225. The replay will also be available under the investor relations tab at www.calwatergroup.com. Prior to the call, the company will post a slide presentation on its website. The presentation can be found at www.calwatergroup.com/docs/q22022slides.pdf after 6:00 a.m. PT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal III, and Vice President and Corporate Controller David B. Healey.

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as will, would, expects, intends, plans, believes, may, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the impact of the ongoing COVID-19 pandemic and related public health measures; our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures, such as the CPUC’s decision in 2020 to preclude companies from proposing fully decoupled WRAMs in their next GRC filing (which impacted our 2021 GRC filing related to our operations commencing in 2023); the outcome and timeliness of regulatory commissions' actions concerning rate relief and other matters, including with respect to our 2021 GRC filing; increased risk of inverse condemnation losses as a result of climate change and drought; our ability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions, especially as a result of Public Safety Power Shutoff (PSPS) programs; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of drought conditions; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather, climate change, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; risks associated with expanding our business and operations geographically; the impact of stagnating or worsening business and economic conditions, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, and changes in monetary policy; and other risks and unforeseen events described in our SEC filings. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Contact

Tom Smegal

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)	June 30	December 31
	2022	2021
ASSETS
Utility plant:
Utility plant	$4,341,433	$4,197,344
Less accumulated depreciation and amortization	(1,406,757)	(1,350,482)
Net utility plant	2,934,676	2,846,862
Current assets:
Cash and cash equivalents	61,749	78,380
Receivables:
Customers, net	68,404	60,785
Regulatory balancing accounts	56,625	78,597
Other, net	19,803	18,452
Unbilled revenue, net	38,796	32,760
Materials and supplies at weighted average cost	10,567	9,511
Taxes, prepaid expenses, and other assets	20,708	21,973
Total current assets	276,652	300,458
Other assets:
Regulatory assets	287,625	285,692
Goodwill	36,814	36,814
Other assets	146,985	153,445
Total other assets	471,424	475,951
TOTAL ASSETS	$3,682,752	$3,623,271

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 54,356 and 53,716 outstanding in 2022 and 2021, respectively	$544	$537
Additional paid-in capital	682,353	651,121
Retained earnings	519,625	525,936
Noncontrolling interests	4,784	5,386
Total equity	1,207,306	1,182,980
Long-term debt, net	1,054,170	1,055,794
Total capitalization	2,261,476	2,238,774
Current liabilities:
Current maturities of long-term debt, net	5,783	5,192
Short-term borrowings	70,000	35,000
Accounts payable	139,732	144,369
Regulatory balancing accounts	9,627	17,547
Accrued interest	6,740	6,542
Accrued expenses and other liabilities	54,201	47,926
Total current liabilities	286,083	256,576
Deferred income taxes	300,489	298,945
Pension	94,796	92,287
Regulatory liabilities and other	254,109	252,938
Advances for construction	198,674	198,086
Contributions in aid of construction	287,125	285,665
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$3,682,752	$3,623,271

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

For the Three Months ended:
	June 30,	June 30,
	2022	2021
Operating revenue	$206,194	$213,123
Operating expenses:
Operations:
Water production costs	70,907	74,911
Administrative and general	32,686	31,756
Other operations	29,417	20,720
Maintenance	7,615	6,610
Depreciation and amortization	28,773	27,237
Income taxes	1,454	1,972
Property and other taxes	8,053	7,671
Total operating expenses	178,905	170,877
Net operating income	27,289	42,246
Other income and expenses:
Non-regulated revenue	7,002	5,374
Non-regulated expenses	(8,541)	(1,815)
Other components of net periodic benefit credit	3,765	2,688
Allowance for equity funds used during construction	1,042	848
Income tax expense on other income and expenses	(345)	(512)
Net other income	2,923	6,583
Interest expense:
Interest expense	11,586	11,206
Allowance for borrowed funds used during construction	(589)	(453)
Net interest expense	10,997	10,753
Net income	19,215	38,076
Net loss attributable to noncontrolling interests	(269)	(149)
Net income attributable to California Water Service Group	$19,484	$38,225
Earnings per share of common stock
Basic	$0.36	$0.75
Diluted	$0.36	$0.75
Weighted average shares outstanding
Basic	54,007	51,080
Diluted	54,042	51,080
Dividends per share of common stock	$0.25	$0.23

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

For the Six Months ended:
	June 30,	June 30,
	2022	2021
Operating revenue	$379,187	$360,860
Operating expenses:
Operations:
Water production costs	132,445	129,737
Administrative and general	66,097	62,125
Other operations	55,269	38,632
Maintenance	14,956	13,379
Depreciation and amortization	57,543	54,284
Income taxes	37	1,871
Property and other taxes	16,413	15,667
Total operating expenses	342,760	315,695
Net operating income	36,427	45,165
Other income and expenses:
Non-regulated revenue	12,199	10,946
Non-regulated expenses	(15,527)	(6,575)
Other components of net periodic benefit credit	7,779	5,667
Allowance for equity funds used during construction	2,017	1,392
Income tax expense on other income and expenses	(857)	(870)
Net other income	5,611	10,560
Interest expense:
Interest expense	23,081	21,428
Allowance for borrowed funds used during construction	(1,152)	(747)
Net interest expense	21,929	20,681
Net income	20,109	35,044
Net loss attributable to noncontrolling interests	(461)	(149)
Net income attributable to California Water Service Group	$20,570	$35,193
Earnings per share of common stock
Basic	$0.38	$0.69
Diluted	$0.38	$0.69
Weighted average shares outstanding
Basic	53,870	50,762
Diluted	53,918	50,762
Dividends per share of common stock	$0.50	$0.46